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                                                                   EXHIBIT 10.30

                             AGREEMENT AND RELEASE

         THIS AGREEMENT is made this 29th day of December, 1998, by and between RAND E. McNALLY ("McNally") and AQUA-CHEM, INC. (the "Company").

         WHEREAS, McNally and the Company are parties to an Employment Agreement dated as of February 5, 1997 and an Amendment, Assignment and Consent to Assignment of Employment Agreement dated July 31, 1997 (together, the "Employment Agreement").

         WHEREAS, McNally and the Company have agreed that McNally's employment with the Company terminated for Good Reason, as defined in the Employment Agreement, on November 13, 1998 (the "Effective Date"); and

         WHEREAS, McNally and the Company desire to resolve all aspects of the employment relationship between them, provide for the payment of certain compensation and benefits to McNally after the Effective Date, and reduce their agreement to writing.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. TERMINATION OF EMPLOYMENT. The Company and McNally mutually acknowledge and agree that McNally's employment with the Company was terminated by McNally as of the Effective Date for Good Reason, as defined in the Employment
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Agreement.

         2. COMPENSATION AND BENEFITS. Subject to McNally's compliance with the terms hereof, and subject to McNally not exercising his revocation right under the Section hereof entitled "Right to Revoke," the Company agrees to provide the following compensation and benefits to McNally:

             2.1 SEVERANCE PAY. During the period of twelve (12) months following the Effective Date, the Company shall make a total of twenty-seven (27) bi-weekly severance payments to McNally (the first payment in the amount of $3,846.40 followed by 25 payments in the amount of $7,692.80 with a final payment in the amount of $3,846.40); provided, however, that if at the end of such twelve (12) month period McNally, despite continuing good faith and reasonable efforts, has been unable to obtain employment (including self-employment), the bi-weekly payments will be continued until he obtains employment (including self-employment) for up to an additional six (6) months. The payments shall be made in accordance with the Company's normal payroll practices and shall be subject to withholding as required by law.

             2.2 INCENTIVE COMPENSATION. Notwithstanding the termination of his employment, McNally shall be paid an amount equal to (a) seven-twelfths (7/12) of the amount, if any, which McNally would have



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                  been entitled to receive pursuant to the Aqua-Chem, Inc.
                  Phantom Stock Plan for the fiscal year ending March 31, 1999, and (b) ten-fifteenths (10/15) of the amount, if any, which McNally would have been entitled to receive for the fifteen
                  (15) month period ending March 31, 1999 pursuant to the Aqua-Chem, Inc. Management Incentive Plan, with both such amounts subject to withholding as required by law and to be paid at such time as such payments are made to the other executives of the Company. The Company agrees to provide McNally with information concerning the basis of the calculation of the above payments and to certify that payments to other employees covered by such plans were calculated on the same basis.

             2.3 HEALTH AND DENTAL INSURANCE. If McNally exercises his COBRA rights with respect to medical and dental insurance, McNally shall be entitled to receive such coverage for the twelve (12) month period following the Effective Date (or, up to eighteen
                  (18) months following the Effective Date if McNally has been unable to obtain employment or become self-employed) at a cost equal to the amount paid by then current employees of the Company for such coverage.



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             2.4  OUTPLACEMENT SERVICES.  McNally shall be furnished with outplacement services with such firm as the Company then utilizes as may be necessary for a period of up to twelve (12) months following the Effective Date paid for by the Company; provided, however, the cost of such services shall not exceed $15,000 in total.

             2.5 COMPANY AUTOMOBILE, PERSONAL COMPUTER AND LIFE INSURANCE. McNally shall be permitted to use his leased Company automobile for forty-five (45) days following the Effective Date and during such period, shall have the right to purchase such car from the leasing company at the price specified in the lease. McNally shall be permitted to use the Company's personal computer furnished by the Company for his use until the earlier of such time as he obtains other employment or eighteen (18) months after the Effective Date. McNally may retain the cellular telephone furnished to him by the Company, but shall open his own account and the Company shall not be responsible for any cellular phone charge or separate fax telephone charges after the Effective Date. The Company hereby acknowledges and agrees that McNally owns Zurich Kemper Life Insurance Policy No. FL0440461 and Northwestern Mutual Life




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                  Insurance Policy No. 14514274.

         3. DEDUCTIONS. The Company shall deduct from payments made under this Agreement any federal, state or local withholdings or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to McNally under this Agreement are stated herein before any such deduction(s).

         4. RELEASES. In consideration of the Company's agreement to provide the compensation and benefits described in subsections 2.1 through 2.5, McNally, an adult individual, for himself, his heirs, personal representatives, successors and assigns, does hereby remise, release and forever discharge the Company and all of its past, present and future officers, directors, agents, employees, shareholders, partners, employee benefit plans, insurers, attorneys, divisions, parent corporations, subsidiary corporations, affiliated corporations, successors, assigns and all persons acting by, through, under or in concert with any of them (such entities and individuals are referred to hereinafter collectively as the "Released Parties") of and from any and all manner of action or actions, cause or causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims, demands and expenses (including attorneys' fees and costs) whatsoever in law or equity, whether known or unknown, which he has had, now has or may have against the Released Parties, or any of them, for or by reason of any transaction, matter, event, cause or thing whatsoever occurring prior to




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or on the date of this Agreement, whether based on tort, express or implied contract, or any federal, state or local law, statute or regulation, specifically including but not limited to (i) any and all claims arising out of or related to any employment, change in control or other agreement (whether oral or written) between McNally and the Company, including but not limited to the Employment Agreement; and (ii) any and all claims arising out of or related to McNally's employment with the Company, including but not limited to claims under the Wisconsin Family and Medical Leave Act, the Federal Family and Medical Leave Act, the Wisconsin Fair Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, the Civil Rights Act of 1991, and the Employee Retirement Income Security Act, as amended. Nothing in the waiver or release set forth in this subsection shall be construed to constitute any waiver or release by McNally of any rights or claims under this Agreement or any existing rights to indemnification. In consideration of the performance by McNally of the provisions of this Agreement and Release, the Released Parties hereby remise, release and forever discharge McNally from any and all manner of action or actions, cause or causes of action, suits, debts, covenants, contracts, agreements, judgements, executions, claims, demands and expenses (including attorneys' fees and costs) which each has or has had against him other than any rights or claims under this Agreement.

         5. ENTIRE AGREEMENT. This Agreement supersedes all other agreements or




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understandings (whether oral or written) between McNally and the Company and constitutes the entire agreement of the parties. McNally acknowledges and agrees that the compensation and benefits stated above constitute the sole liability of the Company to him and that he shall have no right to receive any other compensation or benefits of any kind. Nothing in this Agreement and Release is intended to or shall affect McNally's rights or obligations under the Rush Creek Stock & Membership Unit Restriction and Repurchase Agreement, which shall remain in full force and effect provided, however, that upon the consummation of the transactions contemplated by the Assignment and Transfer attached hereto (including payment in full of all amounts due thereunder), both McNally and the Released Parties shall be forever released and discharged from any and all obligations and/or liabilities under the Rush Creek Stock & Membership Unit Restriction and Repurchase Agreement.

         6. AGREEMENTS NOT TO SUE. Except as provided by law, both the Released Parties and McNally agree not to initiate or cause to be initiated any federal, state or local lawsuit or to commence any federal, state or local administrative action, investigation or proceeding of any kind against McNally or the Released Parties, or any of them, based on any transaction, matter, cause or thing occurring prior to or on the date of this Agreement.

         7. WAIVER OF EMPLOYMENT. McNally agrees not to apply for or otherwise seek employment at any time in the future with the Company, or any of its divisions,




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subsidiaries or affiliated entities.

         8.  RESTRICTIONS.

             8.1 McNally acknowledges and agrees that the business of the Cleaver-Brook Division (the "Division") of the Company is by its nature international, the Company's business and customer contacts have been established and maintained at great expense, McNally, by virtue of his position with the Company, has been privy to the Company's most confidential business plans and strategies which, without the restrictions hereinafter set forth, would enable McNally to compete unfairly with the Company and, accordingly, such restrictions are reasonable and necessary to protect the legitimate interests of the Company. As a result, and in order to induce the Company to enter into this Agreement and to provide the benefits described in this Agreement, McNally agrees to the restrictions set forth in this Section.

             8.2 McNally hereby covenants and agrees that for a period of twelve (12) months following the Effective Date he will not, directly or indirectly, in any capacity whatsoever (whether as an employee,




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                  officer, director, consultant, partner, member, joint
                  venturer, agent, representative or otherwise) provide service, advice or assistance of any nature to or acquire an ownership interest in (or acquire the right to acquire an ownership interest in) a Competing Business (as hereinafter defined). A "Competing Business" shall mean and be limited to any business, regardless of the form of organization, which (i) is engaged in the design, manufacture and/or sale of products which are similar in design or function to and otherwise compete with the products which were under design by the Division or included in the Division's product lines during the twelve (12) month period preceding the Effective Date (hereinafter referred to as "Competing Products") and which
                  (ii) sells, attempts to sell or markets (or during the twelve
                  (12) month period preceding the Effective Date sold, attempted to sell or marketed) any Competing Products within the United States and/or any foreign country within which, during the twelve (12) month period preceding the Effective Date, the Division sold any of its products (or was a party to an executory contract for the sale of any of its products), attempted to sell, or marketed any of its products other than by means of general advertising.




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                  Notwithstanding the preceding, McNally shall not be prohibited from (i) acquiring less than five percent (5%) of the stock of any publicly traded company which may be engaged in a Competing Business, or (ii) being employed by or otherwise providing services to a company which, among its various businesses, is engaged in a Competing Business provided that McNally is not directly or indirectly involved in any capacity whatsoever in such Competing Business.

             8.3 McNally hereby covenants and agrees that, for a period of twelve (12) months following the Effective Date, he shall not directly or indirectly, on behalf of himself or any other person, entity, or business, employ or engage the services of or seek to employ or engage the services of any person employed by the Division or any agent who represents the Division during the period of six (6) months prior to the Effective Date, or otherwise encourage or entice any such person to terminate or diminish their relationship with the Division. If someone resigns from or is terminated by the Company during such twelve month period, McNally may hire such person provided that he obtains a written release from the Company, which release shall be promptly granted by the




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               Company provided that McNally has not encouraged or enticed such person to terminate the relationship with the Company. McNally is not restrained from responding to reference requests respecting Aqua-Chem employees and is not obligated to notify Aqua-Chem of such requests.

          8.4 McNally hereby acknowledges and agrees (i) his education and experience are such that the foregoing restrictions will not unduly interfere with his ability to earn a livelihood, (ii) the Company would suffer irreparable harm in the event of a violation of such restrictions, and (iii) accordingly, in addition to any other remedies available to it, the Company shall be entitled to injunctive relief without the posting of bond or other collateral and McNally shall not oppose the granting of such relief. The Company shall be entitled to all costs, including reasonable attorneys' fees, in enforcing such restrictions or pursuing damages for breach.

     9. CONFIDENTIAL INFORMATION. The parties agree that the Company's customer lists, prospective customer lists, long range plans, budgets, acquisition strategies, procedures, operations, methods of operation, pricing information, financial performance, accounting methods, business or financial plans or information systems, reports, techniques, formulas, marketing plans or strategies, contemplated product


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improvements or new product developments, computer software and programs, information relating to inventions, discoveries, processes, machines, manufacturers, compositions, and proprietary information and other data relating to aspects of its business (collectively, "Confidential Information") are established and protected at great expenses and provide the Company with substantial competitive advantage in conducting its business. The parties further agree that by virtue of McNally's employment with the Company, he has had access to, and was entrusted with Confidential Information, and that the Company would suffer great loss and injury if he would disclose this information or use it to compete with the Company. Therefore, McNally agrees that he will not, directly or indirectly, either individually or as an employee, officer, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, use or disclose, or cause to be used or disclosed, any Confidential Information, without the Company's consent. The restrictions set forth in this Section shall have the following duration: (1) with respect to trade secret information, the restrictions shall remain in effect for as long as such information remains a trade secret; (2) with respect to all other Confidential Information, the restrictions shall remain in effect for a period of two (2) years following the Effective Date.

     10. NO ADMISSION OF LIABILITY. It is understood and agreed that this Agreement is intended to provide for the amicable separation of McNally from




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employment with the Company and that neither this Agreement nor the furnishing of the consideration provided for in this Agreement shall be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties or McNally. Liability for any and all claims for relief is expressly denied by the Released Parties or McNally.

     11. NONDISCLOSURE. McNally agrees not to disclose the terms of this Agreement to any person or entity, other than his spouse, father, tax preparer, attorneys or accountant, without the written consent of the Company.

     12. ACKNOWLEDGMENT. McNally hereby acknowledges and agrees that the compensation and benefits provided for in this Agreement, including but not limited to the compensation and benefits described in Section 2 above, are greater than those to which he is entitled by any contract, employment policy or otherwise. McNally further acknowledges that he has been advised in writing by the Company to consult with an attorney prior to executing this Agreement, and he has also been advised in writing by the Company that he had at least twenty-one (21) days within which to consider this Agreement.

     13. GOVERNING LAW AND FORUM. This Agreement shall be governed by and construed under the laws of the State of Wisconsin, and any dispute arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction in Milwaukee County, Wisconsin.


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     14.  SEVERABILITY. The provisions of this Agreement are severable. If, as a result of any challenge or action initiated by or on behalf of McNally, any provision of this Agreement is held to be void or unenforceable or contrary to law, the Company shall have the option to either terminate the Agreement in its entirety, in which case the Company shall be entitled to the return of all payments previously paid hereunder, or it may require that the balance of the Agreement nonetheless shall remain in full force and effect.

     15. VOLUNTARY AGREEMENT. McNally acknowledges that he has read this Agreement, that he is fully aware of its contents and its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties are embodied and expressed herein, and that he has been afforded ample opportunity to consider this Agreement and enters into this Agreement freely, knowingly and without coercion and not in reliance upon any representations or promises made by the Company or its counsel or the Released Parties, other than those contained herein.

     16. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of McNally's personal or legal representatives and heirs and shall be binding upon and inure to the benefit of the Company's successors and assigns.

     17. RIGHT TO REVOKE. For a period of seven (7) days following the execution of this Agreement, McNally may revoke this Agreement, and the Agreement shall not

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become effective or enforceable until this seven (7) day revocation period has expired.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AQUA-CHEM, INC.



    /s/ [ILLEGIBLE]                     /s/ RAND E. MCNALLY
By: ___________________________         _________________________
                                        Rand E. McNally


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                                 ACKNOWLEDGMENT

     I hereby acknowledge that prior to executing the attached Agreement and Release ("Agreement") which contains, among other provisions, a general release and a waiver of my rights under the Age Discrimination in Employment Act, I have been given a period of at least twenty-one (21) days to consider the Agreement before deciding whether or not to execute it and have been advised to and have consulted with an attorney prior to executing the Agreement.

     Dated this 29 day of December 1998.



                                        /s/ RAND E. MCNALLY
                                        ----------------------
                                        Rand E. McNally